MEMORANDUM
                    NUVEEN TAX-FREE UNIT TRUST, SERIES 1028
                               FILE NO. 333-63395

    The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of bonds on September 22, 1998, and to set forth certain statistical data based thereon. In addition, there are a number of other changes from the Prospectus as originally filed to which reference is made, including the increase in the size of the Fund, a corresponding increase in the number of Units and a change in the individual trust constituting the Fund. All references to the Units, prices and related statistical data will apply to the trust of the Fund and the Units thereof individually.

    Except for such updating, an effort has been made to set forth below each of the changes and also to reflect the same by marking the Prospectus transmitted with the Amendment. Also, differences between the Final Prospectus relating to the previous series of the Nuveen Tax-Exempt Unit Trust and the subject Prospectus have been indicated.
FORM S-6

FACING SHEET. The file number is now shown.

THE PROSPECTUS

    PART A-PAGE 2.--The "Estimated Long-Term Return" and "Estimated Current Return" to Unitholders under the Trust under each of the distribution plans are stated.

    PART A-PAGES 1-2.--Essential information for the Trust, including applicable footnotes, has been completed for this Series.

    PART A-PAGES 1-2.--The date of the Indenture has been inserted in Section 1 along with the size and number of Units of the Trust.

    PART A-PAGES 1-7 et seq.--The following information for the Trust appears on the pages relating to such trust:

    The estimated daily accrual of interest under the plans of distribution for the Trust

    Data regarding the composition of the portfolio of the Trust

    Disclosure regarding the states' economic and legislative matters relevant to investors of state trusts

    Concentrations of issues by purpose in the Trust

    The approximate percentage of the bonds in the portfolio of the Trust acquired in distributions where the Sponsor was either the sole underwriter or manager or member of the underwriting syndicate

    The percentage of "when issued" bonds in the portfolio of the Trust

    The schedule of investments for the Trust, including the notes thereto

    Descriptions of the opinions of the special tax counsel for state trusts

    The Record Dates and Distribution Dates for interest distributions for the Trust

    The Statement of Condition for the Trust and the Accountant's Report with regard thereto.

    The amount of the Trustee's Fee

CHAPMAN AND CUTLER

Chicago, Illinois


September 22, 1998